UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: December 1, 2015

(Date of earliest event reported)

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(Address of principal executive offices, including zip code)

(469) 893-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On December 1, 2015, Tenet Healthcare Corporation (the “Company”) issued a press release regarding the sale of its Atlanta-area hospitals and related assets. A copy of the press release is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 8.01	Other Events.

On December 1, 2015, a subsidiary of the Company entered into a definitive agreement (the “Asset Sale Agreement”) for the sale of the Company’s five Atlanta-area hospitals and certain related facilities (the “Divested Facilities”) to WellStar Health System, Inc. a non-profit hospital system (“Purchaser”). Subject to the terms and conditions set forth in the Asset Sale Agreement, the Company has agreed to sell the assets of the Divested Facilities to Purchaser for (i) $575 million in cash (subject to customary purchase price adjustments), (ii) the retention of net working capital related to the pre-closing operations of the Divested Facilities (approximately $75 million as of September 30), and (iii) Purchaser’s assumption of the Company’s lease obligations relating to North Fulton Hospital, which assumption is expected to reduce the Company’s total indebtedness by approximately $86 million.

The completion of the transaction is subject to certain closing conditions, including but not limited to (i) certain regulatory or governmental filings and approvals having been made or obtained, (ii) receipt of various third party consents and (iii) Purchaser’s receipt of financing consistent with the terms of the previously delivered commitment letter by a third-party lender (which itself is subject to certain conditions).

The Asset Sale Agreement includes customary representations, warranties, covenants and termination provisions for each of the parties. The Company has also generally agreed to fully indemnify the Purchaser for covered losses arising from liabilities incurred or arising before the closing of the transaction. The parties may terminate the Asset Sale Agreement if the transaction is not consummated on or prior April 30, 2016 (subject to a 90 day extension for regulatory approvals).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein, including in the press release filed as an exhibit to this report, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among others, the following: the future impact of healthcare reform legislation, the enactment of additional federal and state healthcare reform, and the related effect on reimbursement and utilization and the future designs of provider networks and insurance plans, including pricing, provider participation, coverage, co-pays and deductibles; other changes in federal, state and local laws and regulations affecting the healthcare industry; general economic and business conditions, both nationally and regionally; adverse litigation or regulatory developments; the ability to enter into managed care provider arrangements on acceptable terms; cuts to Medicare and Medicaid payment rates or changes in reimbursement practices; trends toward value-based purchasing and alternative payment models; competition; our success in implementing our business development plans; our ability to hire and retain qualified personnel; the availability and terms of capital to fund the expansion of our business, including the acquisition of additional facilities; our success in marketing the revenue cycle management, healthcare information management, management services, and patient communications and engagement services businesses under our Conifer Health Solutions subsidiary; our ability to fully realize the anticipated benefits and synergies of our acquisitions and to successfully complete the integration of businesses we acquire, including our United Surgical Partners International joint venture; our ability to identify and execute on measures designed to save or control costs or streamline operations; the impact of our significant indebtedness; our success in operating our health plans and accountable care networks; and our success in completing acquisition and disposition transactions on terms that are favorable to us, including our joint venture transaction with Baylor Scott & White Health in Dallas and the sales of our hospitals in North Carolina and Atlanta, which remain subject to regulatory review and other closing conditions. These and other risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. All information in this report and the press release is as of December 1, 2015. The Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued on December 1, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Daniel J. Cancelmi
Daniel J. Cancelmi
Chief Financial Officer

Date: December 1, 2015

EXHIBIT INDEX

99.1	Press Release issued on December 1, 2015